Exhibit 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

March 26, 2007

Contact:

Michael Shaffer

Executive Vice President and Chief Financial Officer

(212) 381-3523

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION REPORTS 2006

FOURTH QUARTER AND FULL YEAR RESULTS

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FOURTH QUARTER EPS OF $0.47 EXCEEDS

GUIDANCE BY $0.04

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FOURTH QUARTER REVENUES INCREASE 21% OVER THE PRIOR YEAR AND COMPANY CROSSES $2 BILLION ANNUAL REVENUE THRESHOLD

Fourth Quarter Results

Phillips-Van Heusen Corporation [NYSE:PVH] reported fourth quarter 2006 net income of $26.8 million, or $0.47 per share, which was $0.04 ahead of its previous earnings guidance.  Fourth quarter 2006 earnings per share was up 31% when compared with fourth quarter 2005 non-GAAP earnings per share of $0.36. Fourth quarter 2005 GAAP net income was $22.9 million, or $0.41 per share.  (For the fourth quarter of 2006, there were no non-GAAP exclusions and, thus, no non-GAAP earnings per share.  Please see the discussion below for an explanation of items excluded in reporting non-GAAP earnings per share in this release.)

The increase in fourth quarter earnings per share was driven by revenue increases registered by all of the Company’s operating divisions and a 190 basis point improvement in gross margin.  The improvement in gross margin was driven by significant growth in royalties, which have a gross margin rate of 100%, combined with sales growth in the Company’s higher margin Calvin Klein men’s better sportswear and outlet retail divisions.  Partially offsetting this increase was a planned increase in advertising expenses of approximately $29.0 million in the fourth quarter, attributable to the Calvin Klein, IZOD, Van Heusen and Arrow brands.

Annual Results

For the full year, 2006 GAAP net income was $155.2 million, or $2.64 per share compared with $111.7 million, or $1.85 per share in 2005.  For the full year 2006, non-GAAP earnings per share increased 39% to $2.62 from $1.88 in 2005.

Revenues

Total revenues in the fourth quarter of 2006 increased 21% to $557.0 million from $460.1 million in the prior year.  Revenue growth was driven by a 32% increase in Calvin Klein royalties attributable to continued growth from existing and new licensees, with particular strength coming from the licensed fragrance business as a result of the success of women’s Euphoria coupled with the recent launch of men’s Euphoria.  The Company’s outlet retail business continued its positive momentum by achieving comp store sales growth of 8% for the quarter.  The calculation of the comp store sales percentage is based on comparable weeks and, therefore, excludes an extra week in fiscal 2006.  The fourth quarter of 2006 benefited from approximately $10.0 million in additional revenues from the extra week, as the 2006 fiscal year included 53 weeks of operations.  In addition, revenue increases were also experienced by the wholesale dress shirt and sportswear businesses, particularly Calvin Klein men’s better sportswear and IZOD men’s sportswear.

Total annual revenues increased 10% to $2,090.6 million in 2006 from $1,908.8 million in 2005.

Balance Sheet

The Company ended the year with $366.1 million in cash, an increase of $98.7 million compared with the prior year.  This increase in cash is after the acquisition of the assets of Superba, Inc.’s neckwear business for $110 million in January 2007.  Receivables, inclusive of the acquired Superba business, ended the year 10% below the prior year level, reflecting strong collections in the Company’s wholesale businesses and the impact of the 53rd week of cash collections, particularly with respect to the Company’s licensing business.  Inventories ended the year on plan, up 11% from last year, due primarily to the addition of the Superba business, and are in line with anticipated revenue growth for the first quarter of 2007.  The Company’s higher year over year cash position, coupled with higher investment rates of return, resulted in decreases in net interest expense of 51% for the fourth quarter and 41% for the full year.

CEO Comments

Commenting on these results, Emanuel Chirico, Chief Executive Officer, noted, “Our results for the fourth quarter and year reflect the continued strong performance of all of our businesses.  The demand for the Calvin Klein brand continues across a growing number of product categories around the globe, reaffirming the strength of this brand.  The positive financial impact of the Calvin Klein licensing business, along with a continued earnings increase in our heritage businesses, enabled us to surpass our previous earnings guidance.”

Mr. Chirico continued, “Our acquisition of the Superba assets was completed effective January 1, 2007, and, as expected, did not have a material effect on our 2006 fourth quarter results.  We believe that this acquisition is in line with our strategy of adding brands or product categories that are synergistic and complement our existing businesses. The Superba transaction will be modestly accretive, after integration costs, beginning in 2007.  This acquisition should serve as a platform for growth in the neckwear arena as we layer on additional brands over time.”

Mr. Chirico added, “We are excited about our recently announced licensing arrangement with The Timberland Company to design, source and market men’s and women’s casual sportswear under the Timberland label in North America.  Shipments will commence with men’s for Fall 2008 and women’s for Fall 2009.  The strength and heritage of the Timberland brand as an authentic outdoor traditional brand is another example of expanding our business by adding brands and product categories that complement our strong stable of brands.”

Mr. Chirico concluded, “Our decision to invest significantly in consumer marketing to support our Calvin Klein, Van Heusen, IZOD and Arrow brands has been well received.  We feel that our advertising program will keep our brands in the forefront of consumers’ minds as we enter 2007.  In addition to this marketing investment, we will be making significant investments in 2007 in people and facilities to support our new growth initiatives, as well as our growing heritage and Calvin Klein licensing businesses.  We believe that this, along with the continued execution of our growth strategies, will allow us to attain our earnings growth targets in 2007 and beyond.”

2007 Earnings Guidance

Earnings Per Share

For the full year 2007, earnings per share is projected to be $3.00 to $3.06, which represents an increase of 15% to 17% over 2006 non-GAAP earnings per share of $2.62.  For the first quarter of 2007, earnings per share is projected to be $0.85, which represents an increase of 15% over first quarter 2006 non-GAAP earnings per share of $0.74.  2007 projections include start-up costs associated with our Timberland wholesale sportswear business and Calvin Klein better specialty retail stores.  The aggregate amount of such costs are expected to approximate $8 million and $2 million for the full year and first quarter, respectively.

Revenues

Total revenues for the full year 2007 are expected to be approximately $2.4 billion, or approximately 15% over 2006.  First quarter revenues are expected to be approximately $580 million in 2007, or 15% over 2006.

Cash Flow

Cash flow for 2007 is estimated to be $85 million to $90 million, which is after approximately $100 million of capital spending. The higher level of capital spending is to support the Company’s new growth initiatives, as well as for infrastructure investments to support the growth of its existing businesses.

Non-GAAP Exclusions

Non-GAAP earnings per share in 2006 excludes (a) a one time pre-tax gain of $32.0 million associated with the sale on January 31, 2006 by the Company of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia (of which $31.4 million was recorded in the first quarter and $0.7 million was recorded in the second quarter); (b) pre-tax costs of $10.5 million recorded in the first quarter resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer; (c) pre-tax costs of $11.3 million associated with the closing in May 2006 of the Company’s apparel manufacturing facility in Ozark, Alabama (of which $9.4 million was recorded in the first quarter and $1.9 million was recorded in the second quarter); and (d) an inducement payment of $10.2 million and costs of $0.7 million associated with the secondary common stock offering completed in the second quarter of 2006.

Non-GAAP earnings per share in 2005 is presented as if stock options had been expensed under the provisions of SFAS 123 ($0.05 per share effect in the fourth quarter and $0.15 per share effect for the year) and excludes an inducement payment of $12.9 million and costs of $1.3 million associated with the secondary common stock offering completed in the second quarter of 2005.

Please see reconciliations of GAAP to non-GAAP earnings per share for 2005 and 2006 in this release.

The Company webcasts its conference calls to review its earnings releases.  The Company’s conference call to review its year end earnings release is scheduled for Tuesday, March 27, 2007 at 11:00 a.m. EST.  Please log on either to the Company’s web site at www.pvh.com and go to the News Releases page or to www.companyboardroom.com to listen to the live webcast of the conference call.  The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends.  Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay.  In addition, an audio replay of the conference call is available for 48 hours starting one hour after it is held.  The replay of the conference call can be accessed by calling 1-888-203-1112 and using passcode #7844112.  The conference call and webcast consist of copyrighted material.  They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission.  Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call / webcast, including, without limitation, statements relating to the Company’s future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company’s apparel,  footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors;  (iii) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to continue to realize revenue growth from developing and growing Calvin Klein; (iv) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials (particularly petroleum-based synthetic fabrics, which are currently in high demand), the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in the United States or any of the countries where the Company’s products are or are planned to be produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (viii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules.  A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events or otherwise.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Income Statements

(In thousands, except per share data)

	Quarter Ended	Quarter Ended
	2/4/07	1/29/06

Net sales	$487,629	$404,803
Royalty revenues	51,952	41,745
Advertising and other revenues	17,440	13,541
Total revenues	$557,021	$460,089

Gross profit on net sales	$210,220	$166,973
Gross profit on royalty, advertising and other revenues	69,392	55,286
Total gross profit	279,612	222,259

Selling, general and administrative expenses	232,453	179,772

Earnings before interest and taxes	47,159	42,487

Interest expense, net	2,972	6,022

Pre-tax income	44,187	36,465

Income tax expense	17,429	13,546

Net income	26,758	22,919

Preferred stock dividends on convertible stock		3,230

Net income available to common stockholders	$ 26,758	$ 19,689

Diluted net income per common share(1)	$ 0.47	$ 0.41

Per share impact of expensing stock options		(0.05)(2)

Diluted net income per common share as adjusted		$ 0.36(2)

(1)

Please see Note 2a to the Notes to Consolidated Income Statements for a reconciliation of diluted net income per common share.

(2)

The adjustment to include the impact of expensing stock options for 2005 is for illustrative purposes only.  The Company did not expense stock options in 2005.  The Company implemented the provisions of SFAS 123R beginning in the first quarter of 2006.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Income Statements

(In thousands, except per share data)

	Year Ended			Year Ended
	2/4/07			1/29/06
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results(1)	GAAP	Adjustments(2)	Results(2)

Net sales	$1,849,172		$1,849,172	$1,697,254		$1,697,254
Royalty revenues	182,336		182,336	158,804		158,804
Advertising and other revenues	59,140		59,140	52,790		52,790
Total revenues	$2,090,648		$2,090,648	$1,908,848		$1,908,848

Gross profit on net sales	$ 788,388		$ 788,388	$ 679,461		$ 679,461
Gross profit on royalty,
advertising and other revenues	241,476		241,476	211,594		211,594
Total gross profit	1,029,864		1,029,864	891,055		891,055

Selling, general and
administrative expenses	796,601	$ (21,829)	774,772	684,209		684,209

Gain on sale of investments	32,043	(32,043)

Earnings before interest
and taxes	265,306	(10,214)	255,092	206,846		206,846

Interest expense, net	16,873		16,873	28,577		28,577

Pre-tax income	248,433	(10,214)	238,219	178,269		178,269

Income tax expense	93,204	(3,789)	89,415	66,581		66,581

Net income	155,229	(6,425)	148,804	111,688		111,688

Preferred stock dividends on
convertible stock				12,918		12,918

Preferred stock dividends on
converted stock	3,230		3,230	2,051		2,051

Inducement payment and
offering costs	10,948	(10,948)		14,205	$(14,205)

Net income available to
common stockholders	$ 141,051	$ 4,523	$ 145,574	$ 82,514	$ 14,205	$ 96,719

Diluted net income per
common share(3)	$ 2.64		$ 2.62	$ 1.85		$ 2.03

Per share impact of
expensing stock options						(0.15)(4)

Diluted net income per
common share as adjusted						$ 1.88(4)

(1)

Adjustments for the year ended February 4, 2007 consist of (a) a one time pre-tax gain of $32.0 million associated with the sale by the Company on January 31, 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia; (b) pre-tax costs of $10.5 million resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer; (c) pre-tax costs of $11.3 million associated with closing the Company’s apparel manufacturing facility in Ozark, Alabama in May 2006; and (d) an inducement payment and offering costs of $10.9 million. The inducement payment and offering costs related to the conversion of the remaining outstanding shares of the Company’s Series B convertible preferred stock by the holders of such stock into 11.6 million shares of common stock and the subsequent sale in a registered offering of 10.1 million shares of such stock by the holders in May 2006. The inducement payment and offering costs include (a) an inducement payment of $0.88 per share of common stock received upon conversion, or an aggregate of $10.2 million; and (b) certain costs, totaling $0.7 million, incurred by the Company in connection with the secondary common stock offering.  The inducement payment was based on the net present value of the dividends that the Company would have been obligated to pay the holders of the Series B convertible preferred stock through the earliest date on which it was estimated that the Company would have had the right to convert the Series B convertible preferred stock, net of the net present value of the dividends payable on the shares of common stock into which the Series B convertible preferred stock was convertible over the same period.

(2)

Adjustments for the year ended January 29, 2006 consist of the inducement payment and offering costs related to the conversion of a portion of the Company's Series B convertible preferred stock by certain holders of such stock into 7.3 million shares of common stock and the subsequent sale in a registered offering of the 7.3 million common shares by the holders in July 2005.  The inducement payment and offering costs include (a) an inducement payment of $1.75 per share of common stock sold in the secondary common stock offering, or an aggregate of $12.9 million; and (b) certain costs, totaling $1.3 million, incurred by the Company in connection with the secondary common stock offering.  The inducement payment was based on the net present value of the dividends that the Company would have been obligated to pay the holders of the Series B convertible preferred stock through the earliest date on which it was estimated that the Company would have had the right to convert the Series B convertible preferred stock, net of the net present value of the dividends payable on the shares of common stock into which the Series B convertible preferred stock was convertible over the same period.

(3)

Please see Note 2b to the Notes to Consolidated Income Statements for a reconciliation of diluted net income per common share.

(4)

The adjustment to include the impact of expensing stock options for 2005 is for illustrative purposes only.  The Company did not expense stock options in 2005.  The Company implemented the provisions of SFAS 123R beginning in the first quarter of 2006.

Notes to Consolidated Income Statements:

1.

The Company believes presenting non-GAAP results for the year ended February 4, 2007 and January 29, 2006 provides useful information to investors because many investors make decisions based on the ongoing operations of an enterprise.  The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Thus, the Company believes that the following items do not represent normal operating items and, as such, has provided reconciliations to present its ongoing results of operations excluding these items: (a) the gain associated with the sale by the Company on January 31, 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia; (b) costs resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer; (c) costs associated with the May 2006 closing of the Company’s apparel manufacturing facility in Ozark, Alabama; and (d) the May 2006 and July 2005 inducement payments and offering costs discussed in footnotes (3) and (4) to Note 2b below.  The results excluding these items are the basis for certain incentive compensation calculations.  The Company believes that presenting its results including the impact of expensing stock options for 2005 provides useful information to investors because this allows investors to compare the Company’s results for 2005 as if stock options were expensed, to its results for 2006 which include the impact of expensing stock options.  The Company also uses its results excluding items (a) through (d) listed above and including the impact of expensing stock options to discuss its business with investment institutions, the Company’s Board of Directors and others.

2a.

The Company computed its quarterly diluted net income per common share as follows:

(In thousands, except per share data)

	Quarter Ended	Quarter Ended
	2/4/07	1/29/06

Net income	$26,758	$22,919

Weighted average common shares outstanding	55,678	42,656
Impact of dilutive stock options and warrants	1,634	1,543
Impact of assumed convertible preferred stock conversion		11,566

Total shares	57,312	55,765

Diluted net income per common share	$ 0.47	$ 0.41

Per share impact of expensing stock options		(0.05)(1)

Diluted net income per common share as adjusted		$ 0.36(1)

(1)

The adjustment to include the impact of expensing stock options for 2005 is for illustrative purposes only.  The Company did not expense stock options in 2005.  The Company implemented the provisions of SFAS 123R beginning in the first quarter of 2006.

2b. The Company computed its year to date diluted net income per common share as follows:

(In thousands, except per share data)

	Year Ended			Year Ended
	2/4/07			1/29/06
	Results		Non-	Results		Non-
	Under		GAAP	Under		GAAP
	GAAP	Adjustments	Results	GAAP	Adjustments	Results

Net income	$155,229	$ (6,425)(1)	$148,804	$111,688		$111,688

Less:
Preferred stock dividends
on converted stock	3,230	(3,230)(2)		2,051	$ (2,051)(2)
Inducement payment and
offering costs	10,948	(10,948)(3)		14,205	(14,205)(4)

Net income available to
common stockholders	$141,051	$ 7,753	$148,804	$ 95,432	$ 16,256	$111,688

Weighted average common
shares outstanding	52,110		52,110	38,297		38,297
Impact of dilutive stock options
and warrants	1,373		1,373	1,832		1,832
Impact of assumed convertible
preferred stock conversion				11,566		11,566
Impact of converted preferred
stock		3,241(5)	3,241		3,347(5)	3,347

Total shares	53,483	3,241	56,724	51,695	3,347	55,042

Diluted net income per
common share	$ 2.64		$ 2.62	$ 1.85		$ 2.03

Per share impact of
expensing stock options						(0.15)(6)

Diluted net income per
common share as adjusted						$ 1.88(6)

(1)

Includes (a) the gain associated with the sale by the Company on January 31, 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia; (b) costs resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer; and (c) costs associated with the closing in May 2006 of the Company’s apparel manufacturing facility in Ozark, Alabama.

(2)

Elimination of dividends on preferred stock which would not have been included in the diluted net income per common share computation under the if-converted method if the inducement payment and offering costs had not been incurred.  Eliminating such costs requires a recalculation when applying the if-converted method of calculating diluted net income per common share.

(3)

Elimination of the inducement payment and offering costs associated with the conversion of preferred shares and the sale in a registered offering of shares of common stock issued upon conversion that were paid and/or incurred in May 2006. The inducement payment and offering costs include (a) an inducement payment of $0.88 per share of common stock received upon conversion, or an aggregate of $10.2 million; and (b) certain costs, totaling $0.7 million, incurred by the Company in connection with the secondary common stock offering.

(4)

Elimination of the inducement payment and offering costs associated with the conversion of preferred shares and the sale in a registered offering of shares of common stock issued upon conversion that were paid and/or incurred in July 2005. The inducement payment and offering costs include (a) an inducement payment of $1.75 per share of common stock sold in the secondary common stock offering, or an aggregate of $12.9 million; and (b) certain costs, totaling $1.3 million, incurred by the Company in connection with the secondary common stock offering.

(5)

Additional shares which would have been included in the diluted net income per common share computation under the if-converted method if the inducement payment and offering costs had not been incurred.

(6)

The adjustment to include the impact of expensing stock options for 2005 is for illustrative purposes only.  The Company did not expense stock options in 2005.  The Company implemented the provisions of SFAS 123R beginning in the first quarter of 2006.

PHILLIPS-VAN HEUSEN CORPORATION

Consolidated Balance Sheets

(In thousands)

	February 4,	January 29,
	2007	2006
ASSETS
Current Assets:
Cash and Cash Equivalents	$ 366,099	$ 267,357
Receivables	92,317	102,800
Inventories	284,894	257,719
Other Current Assets	41,693	41,815
Total Current Assets	785,003	669,691
Property, Plant and Equipment	172,040	158,492
Goodwill and Other Intangible Assets(1)	1,013,916	899,385
Other Assets	27,526	25,914
	$1,998,485	$1,753,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$ 283,166	$ 230,659
Other Liabilities	373,624	350,710
Long-Term Debt	399,538	399,525
Series B Convertible Preferred Stock		161,926
Stockholders’ Equity	942,157	610,662
	$1,998,485	$1,753,482

(1)

The increase in Goodwill and Other Intangible Assets includes $83.8 million related to the acquisition of the assets of Superba, Inc. in January 2007.

PHILLIPS-VAN HEUSEN CORPORATION

Business Data

(In thousands)

	Quarter	Quarter
	Ended	Ended
	2/4/07	1/29/06
Revenues – Wholesale and Retail
Net sales	$487,629	$404,803
Royalty revenues	6,632	7,522
Advertising and other revenues	1,443	1,826
Total	495,704	414,151

Revenues – Calvin Klein Licensing
Royalty revenues	45,320	34,223
Advertising and other revenues	15,997	11,715
Total	61,317	45,938

Total Revenues
Net sales	487,629	404,803
Royalty revenues	51,952	41,745
Advertising and other revenues	17,440	13,541
Total	$557,021	$460,089

Operating earnings – Wholesale and Retail	$ 40,075	$ 35,226

Operating earnings – Calvin Klein Licensing	24,355	20,620

Corporate expenses	17,271	13,359

Earnings before interest and taxes	$ 47,159	$ 42,487

PHILLIPS-VAN HEUSEN CORPORATION

Business Data

(In thousands)

	Year Ended
	2/4/07
	Results			Year
	Under		Non-GAAP	Ended
	GAAP	Adjustments	Results	1/29/06
Revenues – Wholesale and Retail
Net sales	$1,849,172		$1,849,172	$1,697,254
Royalty revenues	26,455		26,455	26,172
Advertising and other revenues	6,420		6,420	5,712
Total	1,882,047		1,882,047	1,729,138

Revenues – Calvin Klein Licensing
Royalty revenues	155,881		155,881	132,632
Advertising and other revenues	52,720		52,720	47,078
Total	208,601		208,601	179,710

Total Revenues
Net sales	1,849,172		1,849,172	1,697,254
Royalty revenues	182,336		182,336	158,804
Advertising and other revenues	59,140		59,140	52,790
Total	$2,090,648		$2,090,648	$1,908,848

Operating earnings – Wholesale and Retail	$ 205,055	$ 11,294(1)	$ 216,349	$ 174,043

Operating earnings – Calvin Klein Licensing	125,090	(32,043)(2)	93,047	74,751

Corporate expenses	64,839	(10,535)(3)	54,304	41,948

Earnings before interest and taxes	$ 265,306	$(10,214)	$ 255,092	$ 206,846

(1)

Consists of costs associated with the May 2006 closing of the Company’s apparel manufacturing facility in Ozark, Alabama.

(2)

Consists of the one time gain associated with the sale by the Company on January 31, 2006 of minority interests in certain entities that operate various licensed Calvin Klein jeans and sportswear businesses in Europe and Asia.

(3)

Consists of costs resulting from the departure in February 2006 of Mark Weber, the Company’s former Chief Executive Officer.

PHILLIPS-VAN HEUSEN CORPORATION

Reconciliation of GAAP to non-GAAP First Quarter 2006 Diluted Net Income Per Share

Set forth below is the Company’s reconciliation of its 2006 first quarter GAAP diluted net income per share to diluted net income per share excluding the one time gain and departure and restructuring costs.  The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results.  Therefore, the Company believes presenting its results excluding the items listed above for the first quarter of 2006 provides useful information to investors because this allows investors to make decisions based on the ongoing operations of the enterprise.  The Company uses its results excluding the items listed above to discuss its business with investment institutions, the Company’s Board of Directors and others.  Such results are also the basis for certain incentive compensation calculations.

(In thousands, except per share data)

	GAAP		Non-GAAP
	Earnings	Adjustments	Earnings

Net income	$ 48,745		$ 48,745

One time gain associated with the sale of minority interests in certain entities		$(31,368)	(31,368)

Departure costs associated with Mark Weber, the Company’s former CEO		10,535	10,535

Restructuring costs associated with manufacturing facility closing		9,397	9,397

Tax effect of adjustments		4,243	4,243

Net income as adjusted	$ 48,745	$ (7,193)	$ 41,552

Weighted average diluted shares outstanding	56,343		56,343

Diluted net income per share	$ 0.87		$ 0.74

NOTE: This reconciliation is presented to reconcile first quarter 2006 GAAP net income per share to the non-GAAP amount of $0.74 per share.  The non-GAAP net income per share is being used as the basis of comparison to the Company’s projection for first quarter 2007 net income per share.